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                                                                   Exhibit 3.5



                           CERTIFICATE OF AMENDMENT
                                    TO THE
                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                              RESPIRONICS, INC.



         (Under Section 242 of the Delaware General Corporation Law)


      Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "GCL"), Respironics, Inc. (the
"Corporation") hereby certifies as follows:


      FIRST: The name of the Corporation is Respironics, Inc.


      SECOND: The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was February 22, 1984 and a Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 10, 1988.


      THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof and inserting in its place the following:


      "FOURTH: The total number of shares of stock which this Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of Common Stock par value $.01 per share."


      FOURTH: The foregoing amendment of the Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section
242 of the GCL, the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment, declaring its advisability and directing that it be considered at the next annual meeting of the stockholders, and the stockholders of the Corporation having duly adopted such amendment pursuant to a vote duly taken at the annual meeting of stockholders of the Corporation held on November 20, 1996.


      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed as of the 4th day of December, 1996.


                                            RESPIRONICS, INC.


                                            By   /s/ Dennis S. Meteny
                                               ------------------------
                                            Name: Dennis S. Meteny
                                            Title: President